Exhibit 99.19

                                  NEWS RELEASE

           FNB Bancorp Announces Extension of Stock Repurchase Program

        South San Francisco, California: January 28, 2004. FNB Bancorp (Bulletin Board FNBG), the holding company for First National Bank of Northern California, today announced that on January 23, 2004, its Board of Directors authorized an extension of the FNB Bancorp stock repurchase program. The program, as first adopted on July 25, 2003, called for the repurchase of up to 5% of the company's outstanding shares of common stock. As of December 31, 2003, a total of 42,660 shares, or approximately 1.69% of the shares outstanding on that date (adjusted for the stock dividend paid by the FNB Bancorp on December 15, 2003, to shareholders of record on November 28, 2003), had been repurchased pursuant to the stock repurchase program. The program (as extended) calls for the further purchase of 85,285 shares, up to an aggregate limit of five percent (5%) of the registrant's outstanding shares of common stock. The repurchases will be made from time to time by the company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18, and may include block purchases. All shares repurchased under the program will be retired. The number, price and timing of the repurchases (including any block purchases) will be at the company's sole discretion and the program may be re-evaluated periodically, depending on market conditions, liquidity needs and other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time, without notice.


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Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

FNB BANCORP

Thomas C. McGraw, CEO, (650) 875-4864

James B. Ramsey, (650) 875-4862
Senior Vice President & Chief Financial Officer


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